Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of GelTech Solutions, Inc. of our report dated September 25, 2008 on the consolidated financial statements of GelTech Solutions, Inc., as of June 30, 2008 and for the year then ended, and for the period from July 19, 2006 (inception) to June 30, 2008.

/s/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 7, 2008